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                                                                    Exhibit 99.2

    TERAYON UNVEILS NEW FLEXCMTS ARCHITECTURE TO TRANSFORM BROADBAND NETWORK
             ENGINEERING AND DELIVER COMPELLING ECONOMIC ADVANTAGES

           35%-65% Reductions in Annual Capital Expenditures Possible
                            with Terayon's FlexCMTS

Santa Clara, California - December 9, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), the leading innovator of intelligent broadband access, today unveiled details of its patent-pending `FlexCMTS' architecture, designed to simplify and optimize management of cable broadband providers' network resources. This architecture allows cable operators to begin engineering their networks at the traffic level instead of the port level and therefore reduce significantly their capital and operating expenses. FlexCMTS will be activated through a software upgrade initially on the current Terayon BW 3500 CMTS (Cable Modem Termination System), the only CMTS qualified as meeting the DOCSIS(R) 2.0 (Data Over Cable Service Interface Specification) cable data specification.

      Using actual traffic models of major cable operators, Terayon estimates that any Terayon BW 3500 CMTS using the FlexCMTS architecture could reduce an operator's capital expenditures by 35% to 65% in the first year. FlexCMTS simplifies and optimizes management of network resources by overcoming two limitations of current CMTSs. First, CMTS line cards have a fixed ratio of downstream and upstream ports, which often results in large amounts of unrecoverable capital due to stranded and unused ports. Second, large amounts of capacity become significantly underutilized due to a network's performance being limited to that of the lowest performing DOCSIS modem, often called the `lowest common denominator effect.'

      "Terayon's FlexCMTS architecture is exactly the kind of innovation we're looking for from our equipment vendors, namely innovation that promises to improve the quality and performance of the services we offer while simultaneously helping us manage our capital and operating expenses," said Tom Buttermore, vice president of Data Engineering and Operations for Adelphia Communications.

      "We're developing a superior architecture through FlexCMTS to shift the paradigm of how cable broadband providers engineer their networks, once again extending Terayon's leadership in intelligent access. We believe we are the only company that has built CMTS solutions from inception that enable broadband networks to be both symmetrical and flexible and
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that can result in significant savings and operating efficiencies for cable operators," said Zaki Rakib, Terayon's CEO.

SMARTER, FLEXIBLE CMTS PORTS

      Currently, CMTS line cards have a fixed association and ratio of downstream and upstream ports on each card. As cable broadband providers increase their downstream service offerings to compete with DSL offerings from telco providers, additional cards are installed to support only the increased demand for downstream bandwidth, resulting in unused upstream ports. The fixed DS/US ratios also can cause delays in responding to changing customer bandwidth demands and create additional operating costs as port-level engineering requires constant network adjustments and frequent rewiring. Terayon's FlexCMTS addresses these issues by logically associating downstream and upstream ports across multiple line cards in a CMTS chassis. This enables a line card to utilize the unused upstream and downstream ports of the other line cards. Terayon believes operators can maximize their CMTS line card investments by fully utilizing all the downstream and upstream CMTS ports, reducing stranded capital costs and avoiding or deferring certain operational expenses.

FLEXIBLE COEXISTENCE

      Another key capability of Terayon's FlexCMTS architecture is `Flexible Coexistence' which will allow every modem on a system to transmit upstream at its fastest data rate. This is increasingly important as subscribers require ever more upstream bandwidth for peer-to-peer computing, telephony over broadband, online video gaming and other applications.

      Most U.S. cable operators have deployed a mix of DOCSIS 1.0, DOCSIS 1.1 and DOCSIS 2.0 modems in their networks, each of which has a different maximum upstream performance. With current CMTSs, the DOCSIS 1.x modems will be limited to the maximum of the lowest performing modem. Without Flexible Coexistence, DOCSIS 1.x modems typically cannot reach even 50% of their potential, limited on average to a maximum of 5 Mbps. Terayon's FlexCMTS architecture borrows key elements of its pioneering DOCSIS 2.0 technology to enable each DOCSIS 1.x modem to operate at its highest level of performance. As an example in a typical network today with 10% DOCSIS 1.0, 60% DOCSIS 1.1 and 30% DOCSIS 2.0 modems, a CMTS without FlexCMTS will extract only 5Mbps for each upstream channel or require modem replacement to achieve better performance. The Terayon BW3500
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with FlexCMTS is estimated to more than double capacity, without the costly replacement of any modems in the field, and to reduce costs per subscriber by approximately one third of what the current generation of DOCSIS 1.x CMTSs can deliver.

ABOUT TERAYON BW 3500 CMTS

      The BW 3500 is the only CMTS qualified for both the DOCSIS 2.0 and PacketCable(TM) 1.0 cable broadband specifications. Deployed in a cable operator's headend, the BW 3500 manages subscribers' DOCSIS modems, forming an end-to-end cable broadband system.

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the performance capabilities of Terayon's FlexCMTS architecture and the BW 3500 CMTS; the ability of Terayon's FlexCMTS architecture to reduce operators' capital costs and operating expenses; the reliability and capabilities of DOCSIS 2.0; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.